Exhibit 14.1

CODE OF ETHICS APPLICABLE TO SENIOR EXECUTIVES

On April 25, 2013, the Board of Directors of Integrity Applications, Inc., a Delaware corporation (the “Company”), adopted this Code of Ethics Applicable to Senior Executives (the “Code”) as contemplated by the Sarbanes-Oxley Act of 2002. It is critical to the success of the Company and in the best interest of its stockholders that its employees conduct themselves honestly and ethically. In particular, each senior executive of the Company, including the Chief Executive Officer and the Chief Financial Officer (the “Senior Executives”), are required to observe the highest standards of ethical business conduct, including strict adherence to this Code. Accordingly, each Senior Executive must comply with the letter and spirit of the following:

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Each Senior Executive will act at all times honestly and ethically, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. For purposes of this Code, the phrase “actual or apparent conflict of interest” shall be broadly construed and shall include, for example, apparent conflicts and any other personal, business or professional relationships or dealings that have a reasonable possibility of creating even the mere appearance of impropriety.

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Each Senior Executive must ensure that all reasonable and necessary steps within his or her areas of responsibility are taken to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission or state regulators, and in all other regulatory filings. In addition, the Senior Executives must provide full, fair, accurate and understandable information whenever communicating with the Company’s stockholders or the general public.

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Each Senior Executive must take all reasonable measures to protect the confidentiality of non-public information about the Company, its business, operations and customers obtained or created in connection with such Senior Executive’s activities and to prevent the unauthorized disclosure of any such information, unless required by law, regulation or legal or regulatory process.

•	All Senior Executives must conduct Company business in compliance with all applicable federal, state, foreign and local laws, rules and regulations.

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Senior Executives shall not directly or indirectly take any action to fraudulently influence, coerce, manipulate or mislead the Company’s independent public auditors for the purposes of rendering the financial statements of the Company misleading.

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It is each Senior Executive’s responsibility to notify promptly the Chairman of the Audit Committee of the Board of Directors, and if none exists, then the lead independent director of the Board of Directors, and if none exists, then the entire Board of Directors, regarding any actual or potential violation of this Code and/or any applicable securities or other laws, rules or regulations by any Senior Executive. Senior Executives may choose to remain anonymous in reporting any possible violation of this Code. All Senior Executives are responsible for ensuring that their own conduct complies with this Code.

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Anyone who violates the provision of this Code by engaging in unethical conduct, failing to report conduct potentially violative of this Code or refusing to participate in any investigation of such conduct, will be subject to disciplinary actions, up to and including termination of service with the Company. Violations of this Code may also constitute violations of law and may result in civil or criminal penalties for a Senior Executive or the Company.

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The Board of Directors of the Company shall be responsible for the administration of this Code and shall have the sole authority to amend this Code or grant waiver of its provisions. Changes to or waivers of this Code will be disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission or on the Company’s website, unless other or additional disclosure is required by applicable law.